Exhibit 99.3

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

AMONG

AT&T INC.

AND

THE CONSENTING HOLDERS LISTED ON SCHEDULE I HERETO

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION, as

HOLDER REPRESENTATIVE

Dated as of August 1, 2012

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2

Section 1.2	Incorporation by Reference	4

Section 1.3	Effectiveness	4

ARTICLE II
PURCHASE AND SALE OF THE NOTES

Section 2.1	Purchase	4

Section 2.2	Closing	4

Section 2.3	Purchase Price	4

Section 2.4	Deposit of Escrowed Cash	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Consenting Holders	7

Section 3.2	Representations and Warranties of the Holder Representative	9

Section 3.3	Representations and Warranties of Purchaser	10

ARTICLE IV
COVENANTS

Section 4.1	Covenants of the Consenting Holders	11

Section 4.2	[Reserved]	13

Section 4.3	Regulatory Filings and Other Actions	13

Section 4.4	Other Transaction Agreements	15

Section 4.5	Estimated AMT Amount	15

Section 4.6	Transfer of Assets and Assignment of Liabilities	15

Section 4.7	Transaction Termination Payments	16

Section 4.8	Debt Documents	16

Section 4.9	Call and Redemption	18

ARTICLE V
TRANSFER OF NOTES OR INTERESTS IN NOTES

Section 5.1	Transfer of Notes or Interests in Notes	18

ARTICLE VI
INDEMNITY

Section 6.1	Limited Indemnification by the Consenting Holders	19

Section 6.2	Third Party Claims	21

Section 6.3	No Contribution	23

Section 6.4	Consequential/Punitive Damages	23

ARTICLE VII
ESCROW

Section 7.1	Deposit and Administration of Escrow Account	23

Section 7.2	Escrow Release	24

ARTICLE VIII
TERMINATION AND SURVIVAL

Section 8.1	Termination or Abandonment	24

ARTICLE IX
MISCELLANEOUS

Section 9.1	Release of Claims	25

Section 9.2	Specific Performance	25

Section 9.3	Entire Agreement; Third Party Beneficiaries	25

Section 9.4	Amendments	25

Section 9.5	Assignment; Binding Effect	25

Exhibits

A – Merger Agreement

B – Escrow Agreement

C – Form of Joinder Agreement

D – Form of Side Letter with Stockholders Representative

E – Form of Side Letter between Purchaser and SpinCo

Schedules

I – Consenting Holder Amounts

II – Structuring Memorandum

III – Certain Affiliates

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2012, by and among (i) the undersigned holders of the Company’s 16% Third Lien Subordinated Secured Convertible Notes, due February 28, 2013, and (an entity to be formed and described on Schedule II and referred to as “SpinCo”) SpinCo’s 16% Third Lien Subordinated Secured Convertible Notes, due February 28, 2013 (all such notes, the “Notes”, and all such holders, the “Consenting Holders”), (ii) AT&T Inc., a Delaware corporation (the “Purchaser”), and (iii) Wilmington Trust, National Association, as representative of the Consenting Holders (the “Holder Representative”). Each of the Consenting Holders, the Purchaser and the Holder Representative shall be referred to as a “Party” and collectively as the “Parties”. Terms capitalized but not defined herein shall have the meaning assigned thereto in the Merger Agreement (as defined below); provided, however, that no amendment or modification to any such term shall amend or modify its meaning for purposes hereof without the prior written consent of the Holder Representative. It is understood that the documentation for the Notes issued by SpinCo will be finalized in accordance with the terms hereof and such Notes of such Consenting Holders will automatically be deemed part of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of each of Rodeo Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Purchaser (“Merger Sub”), and NextWave Wireless Inc., a Delaware corporation (the “Company”), have approved and declared advisable, and the Purchaser’s board of directors has approved, the Merger Agreement and the transactions and agreement contemplated thereby, including this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in Merger Agreement by and among the Purchaser, Merger Sub and the Company, dated the date hereof and attached hereto as Exhibit A (as amended, supplemented, restated and amended and restated from time to time in accordance with the terms hereof, the “Merger Agreement”);

WHEREAS, the Purchaser and the Consenting Holders have entered into this Agreement, pursuant to which Purchaser will acquire, in accordance with the terms hereof, all of the Notes from the Consenting Holders;

WHEREAS, the Purchaser and all of the holders of the Company’s 15% Senior Secured Notes, due December 31, 2012 (such notes, the “First Lien Notes”, and such holders, each a “First Lien Holder”) have entered into a note purchase agreement, dated as of the date hereof (“First Lien Holders NPA”) pursuant to which Purchaser will acquire, in accordance with the terms thereof, all of the First Lien Notes;

WHEREAS, the Purchaser and all of the holders of the Company’s 15% Senior-Subordinated Secured Second Lien Notes, due January 31, 2013 (such notes, the “Second Lien Notes”, and such holders, each a “Second Lien Holder”) have entered into a note purchase agreement, dated as of the date hereof (“Second Lien Holders NPA”) pursuant to which Purchaser will acquire, in accordance with the terms thereof, all of the Second Lien Notes;

WHEREAS, the Notes, the First Lien Notes and the Second Lien Notes are collectively referred to herein as “First/Second/Third Notes”, the Consenting Holders, the First Lien Holders and the Second Lien Holders are collectively referred to herein as “First/Second/Third Holders” and this Agreement, the First Lien Holders NPA and the Second Lien Holders NPA are collectively referred to herein as “First/Second/Third NPAs”;

WHEREAS, at or prior to the Effective Time, Purchaser, the Stockholders Representative (as defined in the Escrow Agreement) and the Holder Representative will enter into an escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), with the independent escrow agent identified therein (the “Escrow Agent”) pursuant to which, among other things, at the Closing, the Escrow Agent will hold the Escrowed Cash (as defined below) to secure certain of Purchaser’s rights hereunder; and

WHEREAS, the Purchaser intends to enter certain voting agreements with holders of the Company’s common equity securities after the effectiveness of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each Party agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Adjustment Assets” shall mean the aggregate amount of unrestricted cash that is a WCS/AWS Asset held by the Company for its own account immediately following the Merger.

“Affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Aggregate First/Second Note Consideration” shall mean the aggregate amount owing (including all principal and interest, however accrued, whether as payment in kind interest or otherwise, through the date of repurchase) to the First Lien Noteholders and the Second Lien Noteholders as provided in the First Lien Noteholders NPA and the Second Lien Noteholders NPA, respectively.

“AMT Amount” shall mean the amount, if any, of U.S. federal and state alternative minimum tax reasonably expected to be imposed on the Company and its Affiliates pursuant to Sections 55-59 of the Code (or the comparable provisions of any state law) with respect to the transactions contemplated by the Merger Agreement and by this Agreement (including the transfer of the Other Assets or the Additional Spectrum Assets to any person).

“AMT Reduction Amount” shall mean an amount equal to two-thirds of the AMT Amount, provided that the AMT Reduction Amount shall not be more than $4,000,000 less than the AMT Amount, it being understood that the AMT Reduction Amount may exceed two-thirds of the AMT Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Estimated AMT Reduction Amount” shall mean an amount equal to two-thirds of the Estimated AMT Amount, provided that the Estimated AMT Reduction Amount shall not be more than $4,000,000 less than the Estimated AMT Amount, it being understood that the Estimated AMT Reduction Amount may exceed two-thirds of the Estimated AMT Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any U.S. or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liability” shall mean any loss, liability, indebtedness, obligation, deficiency, Tax, penalty, fine, demand, judgment, damage, cost or expense of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or about to become due.

“person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including without limitation, a Governmental Entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner, member manager or managing member (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Third Lien Exchange Agreement” that certain Third Lien Subordinated Exchange Note Exchange Agreement dated as of October 9, 2008 (as amended by the April 2009 Amendment, the June 2009 Amendment, the March 2010 Amendment, and the December 2011 Amendment), among NextWave Wireless Inc., the Company, certain guarantors named therein, certain purchasers named therein, and The Bank of New York Mellon, as collateral agent.

Section 1.2 Incorporation by Reference. All terms that are capitalized but not defined herein shall have the meaning assigned to such terms in the Merger Agreement; provided, however, that no amendment or modification to any such term shall amend or modify its meaning for purposes hereof without the prior written consent of the Holder Representative.

Section 1.3 Effectiveness. This Agreement shall be effective upon the execution and delivery of this Agreement, the Merger Agreement, the First Lien Holders NPA and the Second Lien Holders NPA.

ARTICLE II

PURCHASE AND SALE OF THE NOTES

Section 2.1 Purchase. Upon the terms set forth in this Agreement, the Purchaser shall purchase, and each Consenting Holder shall sell, all of the Notes (together with all rights to accrued and unpaid interest) held, directly or indirectly, by such Consenting Holder (the “Purchase and Sale”), other than any Notes actually redeemed by the Company pursuant to the terms of the Merger Agreement immediately prior to both the Effective Time and the Purchase and Sale.

Section 2.2 Closing. Unless this Agreement is earlier terminated, the closing of the purchase and sale of the Notes pursuant to Section 2.1 (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on the day of and immediately prior to the Effective Time.

Section 2.3 Purchase Price.

(a) The aggregate purchase price for the Notes payable at the Closing by the Purchaser to the Holder Representative on behalf of the Consenting Holders (the “Closing Date Cash Payment”) shall be equal to $600,000,000, (i) minus, without duplication, the sum of (t) the aggregate amount of Cash Merger Consideration to be paid pursuant to the Merger Agreement (as if there were no Dissenting Shares), (u) any cash to be paid in respect of Company Warrants and Company Restricted Shares as described in Section 2.2 of the Merger Agreement, (v) any amounts to be paid to a holder of Company Stock Options as described in Section 2.3 of the Merger Agreement, (w) amounts necessary to repay the Working Capital Line (as defined in the First Lien Holders NPA), (x) the $25,000,000 deposited in the Escrow Account pursuant to the Merger Agreement, (y) the Aggregate First/Second Note Consideration and (z) the Estimated AMT Reduction Amount, and (ii) plus or minus, as applicable, the Estimated Closing Date Liabilities; provided, that the Closing Date Cash Payment shall not be equal to an amount less than zero.

(b) The Closing Date Cash Payment (excluding the $25,000,000 to be deposited into the Escrow Account pursuant to Section 2.4) shall be paid at the Effective Time by the Purchaser to the Holder Representative on behalf of the Consenting Holders.

(c) Within sixty (60) days after the Closing Date, Purchaser shall prepare or cause to be prepared and delivered to the Holder Representative a reasonably detailed statement (the “Actual Adjustment Notice”) setting forth the aggregate amount of Adjustment Assets and the aggregate amount of Liabilities of the Company that appear on the Company’s balance sheet or would appear if properly recorded, in each case, determined on a consolidated basis as of the Closing in accordance with the Accounting Methodologies (and including any potential retention and severance liability to employees of the Company and its Subsidiaries). The Actual Adjustment Notice shall also have set forth on its face (i) the aggregate amount of such Liabilities, (ii) the aggregate amount of such Liabilities attributable to the First/Second/Third Notes, (iii) the amount equal to the aggregate amount of such Liabilities (excluding the aggregate amount of such Liabilities attributable to the First/Second/Third Notes) minus Adjustment Assets (the amount in clause (iii), the “Actual Closing Date Adjustment”) and (iv) the AMT Reduction Amount.

(d) During the thirty (30) days following the delivery of the Actual Adjustment Notice to the Holder Representative, the Holder Representative will be entitled upon its written request to review the working papers used by the Purchaser to prepare the Actual Adjustment Notice. Within thirty (30) days following delivery of the Actual Adjustment Notice from Purchaser, the Holder Representative may deliver a written notice to Purchaser that the Consenting Holders dispute the amount calculated as the Actual Closing Date Adjustment and/or the AMT Reduction Amount and such notice shall contain reasonable detail for the basis of such dispute (a “Dispute Notice”); provided, that a Dispute Notice with respect to the Actual Closing Date Adjustment may only be delivered if the amount disputed is greater than $200,000 (the “Dispute Threshold Amount”) and a Dispute Notice with respect to the AMT Reduction Amount may only be delivered if the amount disputed is greater than $100,000 (the “AMT Threshold Amount”). If the Holder Representative does not deliver to the Purchaser a Dispute Notice within such thirty (30) day period, the Actual Adjustment Notice shall be deemed to be final, conclusive and binding on the Parties (it being understood that if the Holder Representative only delivers a Dispute Notice within such period in respect of either the Actual Closing Date Adjustment or the AMT Reduction Amount (but not both), then the amount in respect of which a Dispute Notice is not delivered within such period shall be deemed to be final, conclusive and binding on the Parties). In the event a Dispute Notice is timely delivered by the Holder Representative, Purchaser and the Holder Representative at the direction of the Consenting Holders, shall negotiate in good faith to resolve such dispute (in the case of the AMT Reduction Amount, using its best estimates); provided, however, that if Purchaser and the Holder Representative fail to resolve such dispute within ten (10) days after receipt by Purchaser of the Dispute Notice, then Purchaser and the Holder Representative shall promptly engage an independent certified public accounting firm of nationally recognized standing (which shall be reasonably acceptable to Purchaser and the Holder Representative) (the “Arbitration Firm”) to resolve such dispute and such Arbitration Firm shall be instructed to separate its fees between matters relating to the Actual Closing Date Adjustment and the AMT Reduction Amount; provided, further that if Purchaser and the Holder Representative are unable to select such accounting firm within twenty (20) days after receipt by Purchaser of the Dispute Notice, either party may request the American Arbitration Association to appoint, as soon as practicable from the date of such request, a senior partner from an independent certified public accounting firm of nationally recognized standing (which shall be thereafter the “Arbitration Firm” for purposes of this Section 2.3). Each party may make a written submission to the Arbitration Firm in support of its position. In resolving any disputed item, the Arbitration Firm shall make all determinations in accordance with this Agreement, shall consider only those items and amounts that Purchaser and the Holder Representative have disputed within the time periods and on the terms specified above, and may rely only upon information submitted to it by Purchaser and the Holder Representative. The Arbitration Firm shall be instructed to use commercially reasonable efforts to deliver to Purchaser and the Holder Representative a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of such disputed matter to it and, in any case, as promptly as practicable after such submission. All such fees and expenses for the arbitration shall be borne as follows (i) if the Arbitration Firm determines that (x) the Actual Closing Date Adjustment is as set forth on the Actual Adjustment Notice or differs in an amount less than the Dispute Threshold Amount or (y) the AMT Reduction Amount is as set forth in the Actual Adjustment Notice or differs in an amount less than the AMT Threshold Amount, then solely by the Consenting Holders with respect to the applicable dispute(s) and (ii) if the Arbitration Firm determines that (x) the Actual Closing Date Adjustment differs from the amount set forth on the Actual Adjustment Notice by an amount that is equal to or greater than the Dispute Threshold Amount or (y) the AMT Reduction Amount differs from the amount set forth on the Actual Adjustment Notice by an amount that is equal to or greater than the AMT Threshold Amount, then solely by the Purchaser with respect to the applicable dispute(s). All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties and may be enforced by any court of competent jurisdiction in accordance with Section 12.9. The Actual Closing Date Adjustment, as set forth on the Actual Adjustment Notice or, if disputed, as finally determined by resolution of the parties or by the Arbitration Firm, in each case, in accordance with this Section 2.3(d), shall be the “Final Closing Date Adjustment”. The AMT Reduction Amount, as set forth on the Actual Adjustment Notice or, if disputed, as finally determined by resolution of the parties or by the Arbitration Firm, in each case, in accordance with this Section 2.3(d), shall be the “Final AMT Reduction Amount”.

(e) Each of the Holder Representative and the Purchaser shall cooperate with and make available to the each other and the other’s representatives all information, records, data and work papers used in determination of the Actual Closing Date Adjustment or the amounts set forth in the Dispute Notice; provided, however, that neither party’s external accountants shall be obligated to make any work papers so available unless and until the recipient thereof has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(f) If the Final Closing Date Adjustment differs from the Estimated Closing Date Adjustment by an amount greater than the Dispute Threshold Amount, then the Closing Date Cash Payment shall be recalculated using the Final Closing Date Adjustment. If the Closing Date Cash Payment shall have increased by an amount greater than the Dispute Threshold Amount as a result of such recalculation, Purchaser shall pay to the Escrow Account an amount equal to the difference between the Closing Date Cash Payment calculated based on the Final Closing Date Adjustment and the Closing Date Cash Payment made on the Closing Date. If the Closing Date Cash Payment has decreased by an amount greater than the Dispute Threshold Amount as result of such recalculation, then (i) an amount equal to the difference between the Closing Date Cash Payment made on the Closing Date and the Closing Date Cash Payment calculated based on the Final Closing Date Adjustment (the “Shortfall Amount”) shall be immediately released to the Purchaser by the Escrow Agent and (ii) each Consenting Holder shall deposit in the Escrow Account an amount equal to such Consenting Holder’s pro rata share of such Shortfall Amount. The Purchaser and the Holder Representative will promptly (and no later than two (2) Business Days after the Final Closing Date Adjustment is determined) deliver written instructions to the Escrow Agent to effectuate immediately any such release pursuant to this Section 2.3(f).

(g) If the Final AMT Reduction Amount differs from the Estimated AMT Reduction Amount by an amount greater than the AMT Threshold Amount, then the Closing Date Cash Payment shall be recalculated using the Final AMT Reduction Amount. If the Closing Date Cash Payment shall have increased by an amount greater than the AMT Threshold Amount as a result of such recalculation, Purchaser shall pay to the Escrow Account an amount equal to the difference between the Closing Date Cash Payment calculated based on the Final AMT Reduction Amount and the Closing Date Cash Payment made on the Closing Date. If the Closing Date Cash Payment has decreased by an amount greater than the AMT Threshold Amount as a result of such recalculation, then (i) an amount equal to the difference between the Closing Date Cash Payment made on the Closing Date and the Closing Date Cash Payment calculated based on the Final AMT Reduction Amount (the “AMT Shortfall Amount”) shall be immediately released to the Purchaser by the Escrow Agent and (ii) each Consenting Holder shall deposit in the Escrow Account an amount equal to such Consenting Holder’s pro rata share of such AMT Shortfall Amount. The Purchaser and the Holder Representative will promptly (and no later than two (2) Business Days after the Final AMT Reduction Amount is determined) deliver written instructions to the Escrow Agent to effectuate immediately any such release pursuant to this Section 2.3(g).

Section 2.4 Deposit of Escrowed Cash. At the Closing and concurrently with the payment of the Closing Date Cash Payment, the Purchaser shall deposit or cause to be deposited with the Escrow Agent, in the escrow account (the “Escrow Account”) maintained at the Escrow Agent and specified in the Escrow Agreement, a portion of the Closing Date Cash Payment in an amount equal to $25,000,000 (such amount, together with the $25,000,000 deposited pursuant to the Merger Agreement and any interest earned thereon, the “Escrowed Cash”) subject to the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Consenting Holders. Each Consenting Holder, solely with respect to itself, represents and warrants to the Purchaser and to the Holder Representative as of the date hereof (or, for any Consenting Holder that executes a joinder agreement in accordance with Section 5.1, the date of such agreement) and the Closing that:

(a) Organization and Corporate Authority. Such Consenting Holder has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of its incorporation or organization. Such Consenting Holder has all requisite organizational power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Escrow Agreement by such Consenting Holder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by (or do not require authorization by) such Consenting Holder’s board of directors or similar governing body, as applicable, and no other corporate or other proceedings on the part of such Consenting Holder are necessary to authorize the consummation of the transactions contemplated hereby and thereby.

(b) No Conflict. Neither the execution, delivery and performance by such Consenting Holder of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by such Consenting Holder with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of such Consenting Holder under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Consenting Holder is a party or by which it may be bound, or to which such Consenting Holder or any of the properties or assets of such Consenting Holder may be subject or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Consenting Holder or any of its properties or assets except in the case of clauses (i)(2) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to adversely affect such Consenting Holder’s ability to perform its obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof.

(c) No Violation. This Agreement has been duly and validly executed and delivered by such Consenting Holder and, assuming this Agreement constitutes a valid and binding agreement of the Purchaser, constitutes a valid and binding agreement of the such Consenting Holder, enforceable against such Consenting Holder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(d) FCC Authorizations. (i) Such Consenting Holder is not aware of any reason why it would not be qualified under the Communications Act of 1934 and the FCC Rules to hold and receive FCC Authorizations generally and, subject to receipt of the FCC Consent, to hold and receive the Additional Spectrum Assets upon consummation of the transactions contemplated by this Agreement and the Merger Agreement and (ii) if such Consenting Holder were the sole assignee or transferee of the Transferred Spectrum Assets, it would be able to provide a “No” answer to Questions 100-102 and make all of the assignee and transferee certifications on a FCC Form 603 application. For purposes of this clause (d) only, “controlling party” shall mean, as to any Consenting Holder, any other person which, directly or indirectly, has the power to direct or cause the direction of management or policies of such Consenting Holder, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise, and shall include any other person holding, directly or indirectly, fifty percent (50%) or more of the voting securities or any general partnership interest of such Consenting Holder.

(e) Ownership of Notes. Such Consenting Holder (i) is the sole beneficial owner of the principal amount of Notes set forth on Schedule I hereto (as such Schedule I may be amended from time to time in accordance with the terms of Section 5.1) and (ii) has full power and authority to dispose of, exchange, assign, hypothecate and transfer such Notes.

(f) No Assignment; Liens. Such Consenting Holder has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title or interest in any of its Notes. Such Consenting Holder has not granted or suffered to exist any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on any of its Notes other than (i) those existing under securities laws and (ii) those created by this Agreement.

(g) Finders or Brokers. Such Consenting Holder has not employed any investment banker, broker or finder in connection with the purchase and sale of the Notes who might be entitled to any fee or any commission in connection with the Purchase and Sale.

Section 3.2 Representations and Warranties of the Holder Representative. The Holder Representative represents and warrants to the Purchaser and each Consenting Holder as of the date hereof and the Closing that:

(a) Organization and Corporate Authority. The Holder Representative is a national banking association validly existing under the laws of the United States of America. The Holder Representative has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of each of this Agreement. This Agreement has been duly executed and delivered by the Holder Representative and constitutes a legal, valid and binding obligation of the Holder Representative, enforceable against the Holder Representative in accordance with its respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Approvals. No approval, authorization or other action by or filing with any governmental authority of the United States of America or the State of New York having jurisdiction over the banking or trust powers of the Holder Representative is required in connection with the execution and delivery of this Agreement and the performance of this Agreement by the Holder Representative, or the validity or enforceability against the Holder Representative of this Agreement

(c) No Conflict. The execution and delivery of each of this Agreement and the performance by the Holder Representative of the respective terms of this Agreement does not conflict with or result in a violation of any United States federal or State of New York regulation or law governing the banking trust powers of the Holder Representative or the organizational documents of the Holder Representative.

Section 3.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants to each Consenting Holder and to the Holder Representative as of the date hereof and the Closing that:

(a) Organization and Corporate Authority. The Purchaser has been duly organized, is validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Purchaser’s board of directors and no other corporate proceedings on the part of the Purchaser are necessary to authorize the consummation of the transactions contemplated hereby and thereby.

(b) No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement nor the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its properties or assets except in the case of clauses (i)(2) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof.

(c) No Violation. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the other Parties hereto, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(d) Finders and Brokers. The Purchaser has not employed any investment banker, broker or finder in connection with the purchase and sale of the Notes who might be entitled to any fee or any commission in connection with the Purchase and Sale.

ARTICLE IV

COVENANTS

Section 4.1 Covenants of the Consenting Holders. Subject to the terms hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Consenting Holder agrees (and agrees to cause each of its controlled Affiliates, Subsidiaries, representatives, agents and employees):

(a) not to, nor encourage any other person or entity to, delay, impede, appeal or take any other action, directly or indirectly, to interfere, or that is inconsistent, with the implementation of the Merger on the terms set forth in the Merger Agreement;

(b) not to commence any proceeding or prosecute, join in, or otherwise support any objection to, or oppose or object to the Merger on the terms set forth in the Merger Agreement;

(c) not to encourage, assist, vote for or otherwise support, collude in, or consent to the filing by the Company or any of its subsidiaries of a voluntary petition under The Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), or any other international, federal or state bankruptcy, insolvency or debtor relief law;

(d) not to file or join in or encourage, assist, vote for or otherwise support, collude in, or consent to the filing of an involuntary petition against the Company or any of its Subsidiaries under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law;

(e) not to make or join in or encourage, assist, vote for or otherwise support, collude in, or consent to an application for the appointment of a custodian, receiver, trustee or examiner for the Company or any of its subsidiaries and/or all or any portion of the Company’s or any of its subsidiary’s assets;

(f) except as contemplated herein, in the Merger Agreement, and the Structuring Memorandum attached hereto as Schedule II, not to accept any assignment from the Company or its subsidiaries (on a consolidated or unconsolidated basis) of all or any of its or their assets (and, for the avoidance of doubt, accrual of payment in kind interest under the Notes and any payment or distribution in any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law is not an assignment of assets);

(g) (x) prior to (i) with respect to the Company and all of its Subsidiaries, the commencement of any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law in which the Company is a debtor or otherwise the subject or (ii) with respect to any of the Company’s Subsidiaries, the commencement of any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law in which such Subsidiary is a debtor or otherwise the subject, to forbear from exercising any rights or remedies or taking any enforcement action with respect to such entity, in its capacity as a secured or unsecured creditor or holder of Notes (including, without limitation, pursuant to the Uniform Commercial Code or similar laws of any jurisdiction) or in respect of any defaults or events of default or prospective defaults or events of defaults under the Notes or any related documentation (including, without limitation, any indenture, security agreement, intercreditor agreement, collateral trust agreement or control agreement), and (y) upon or after the commencement of any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law in which the Company or a Subsidiary is a debtor or otherwise the subject, to support, and not object to (directly or indirectly) or take any action that is materially inconsistent with or would delay consummation of (i) any plan of reorganization proposed or supported by the Purchaser so long as such plan provides for a pro rata distribution to such Consenting Holder in an amount no less than the amount that they would receive hereunder and provides for the customary release and exculpation of such Consenting Holder by, inter alia, the Company, the Purchaser, the First Lien Holders, the Second Lien Holders, and all other Consenting Holders; or (ii) a sale of assets or equity or other transaction that provides substantially similar consideration to the Company as the aggregate of the consideration that the First/Second/Third Holders would receive under the First/Second/Third NPAs and the consideration the Stockholders would receive under the Merger Agreement;

(h) not to, directly or indirectly (A) solicit, initiate, encourage, or knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to the making or submission of any Company Alternative Proposal, (B) participate in any discussions or negotiations (except discussions in which Parent and its Affiliates are participating and which are (i) permitted under the Merger Agreement and (ii) being conducted in accordance with the terms thereof) regarding, or furnish to any person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (C) engage in discussions or negotiations with any person (except discussions in which Parent and its Affiliates are participating and which are (i) permitted under the Merger Agreement and (ii) being conducted in accordance with the terms thereof) with respect to any Company Alternative Proposal or (D) approve, endorse or recommend any Company Alternative Proposal;

(i) to use reasonable best efforts to cause such Consenting Holder to be qualified as soon as practicable after the date of this Agreement under the Communications Act of 1934 and the FCC Rules to hold and receive FCC Authorizations generally and, subject to receipt of the FCC Consent, to hold and receive the Additional Spectrum Assets upon consummation of the transactions contemplated by this Agreement (including in the Structuring Memorandum attached hereto as Schedule II) and the Merger Agreement;

(j) to use reasonable best efforts to take (or cooperate with the Company to take) all actions necessary or required to effectuate the consummation of the transactions contemplated by this Agreement (including in the Structuring Memorandum attached hereto as Schedule II) and the Merger Agreement, including, without limitation, as soon as practicable after the date of this Agreement to obtain (or permit the Company to obtain) any other necessary Consents from any Governmental Entity, make (or assist the Company in making) any filings required to be made with any Governmental Entities with respect to the Merger and the transactions contemplated hereby under the HSR Act or any other competition-related Law and take (or assist the Company in taking) any such other actions as may be required or necessary to effect the transfer of the Transferred Spectrum Assets;

(k) shall not convert or take any action to convert the Third Lien Notes into an equity security of the Company;

(l) shall not amend, restate, amend and restate, or modify the Forbearance Agreement, between and among, NextWave Wireless LLC, Nextwave Wireless Inc., and the First/Second/Third Holders, dated as of July 31, 2012; and

(m) except as contemplated herein or in the Merger Agreement, not to enter into any amendment to the Third Lien Notes or any indenture, security agreement or other agreement ancillary thereto that is adverse to the Purchaser or would otherwise have a material impact on the consummation of the Merger without first receiving prior written consent of the Purchaser.

For the avoidance of doubt, in any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law in which the Company or any of its Subsidiaries is a debtor or otherwise the subject, nothing in this Agreement shall preclude any Consenting Holder from exercising any rights or remedies or taking any enforcement action to protect the value of or recovery on its claims in such proceeding, including, without limitation, seeking adequate protection under sections 362, 363, or 364 of the Bankruptcy Code, contesting the Company’s or any of its Subsidiaries’ use of cash collateral in such proceeding, and contesting the Company’s or any of its Subsidiaries’ incurrence of postpetition indebtedness.

Notwithstanding this Section 4.1, nothing in this Agreement shall prevent any Consenting Holder’s designee to the Company’s board of directors from taking or failing to take any action that in his or her capacity as a director of the Company (and, for the avoidance of doubt, not in its capacity as a holder of Notes) he or she is obligated to take.

Section 4.2 [Reserved].

Section 4.3 Regulatory Filings and Other Actions.

(a) Subject to the terms hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Consenting Holder covenants and agrees to act diligently and use reasonable best efforts to cooperate with the Company in preparing and filing, as promptly as possible, but in no event later than ten (10) Business Days after the date hereof (it being understood that the failure to file within such ten (10) Business Day period shall not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter), all necessary applications and notices in order to obtain the FCC Consent, or to obtain any other necessary Consents from any Governmental Entity, including the FCC Form 603 application (or other appropriate form) seeking the transfer and assignment of the Additional Spectrum Assets to the Consenting Holders (the “FCC Transfer Applications”). Each Consenting Holder consents and agrees to use its reasonable best efforts to ensure that the Additional Spectrum Assets can be transferred to the Consenting Holders at the Effective Time. Notwithstanding anything to the contrary herein, no Consenting Holder nor any of its Affiliates or Subsidiaries shall make any filing with the FCC that could reasonably be expected to adversely affect the Company Licenses, the transactions contemplated hereby, the transactions contemplated by the Merger Agreement or obtaining the FCC Consent or consent to the FCC Transfer Applications. The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules, and shall contain such showings, information and requests for waivers as shall be appropriate. In the event that any information in the FCC Transfer Applications or any such supplemental information furnished in connection therewith is deemed confidential by any Party, the Parties shall use their reasonable best efforts to maintain the confidentiality of the same, and the Parties shall seek FCC authorization to withhold such information from public view.

(b) Nothing in this Agreement shall require, or be construed to require, with respect to the matters set forth in this Section 4.3, (i) the Purchaser or any of its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Effective Time or (ii) the Purchaser or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operations or assets of the Purchaser or any of its Subsidiaries. Subject to applicable Laws relating to the exchange of information, each Consenting Holder shall consult in good faith and cooperate with Purchaser and the Company to the fullest extent permitted by Law in connection with the preparation of any filing to be made with, or written materials submitted to, any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and the Merger Agreement. In addition, Purchaser shall have the right to review in advance any filing to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transfer of the Additional Spectrum Assets (and upon reasonable request by Purchaser, Purchaser’s counsel shall have the right to review any information relating to any Consenting Holder or the Company, as the case may be, and any of their respective Subsidiaries), in each case that appears in any such filing. To the extent permitted by Law, each Consenting Holder and the Company shall provide the Purchaser with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transfer of the Additional Spectrum Assets and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transfer of the Additional Spectrum Assets shall include representatives of the Purchaser. In exercising the foregoing rights, each of the Consenting Holders shall act reasonably and as promptly as practicable.

(c) The Holder Representative shall provide the Purchaser with quarterly written notice updating Schedule I, and such notice shall include (i) the amount of interest paid (A) in the aggregate and (B) to each Consenting Holder during the most recently ended calendar quarter and (ii) the amount of principal held, directly or indirectly, by each Consenting Holder listed on Schedule I as of the end of the most recently ended calendar quarter to reflect a change in principal amount of Notes held, directly or indirectly, by such Consenting Holder as a result of the payment of interest in kind on such Notes or as a result of a Transfer permitted pursuant to Section 5.1; provided that any such amendment shall not cure any breach of a representation and warranty if at the time such representation and warranty was made such representation and warranty was not true. From time to time, the Purchaser may require that any Consenting Holder or the Holder Representative confirm in writing within two business days that the principal amount of Notes set forth on the last quarterly report next to a Consenting Holder’s name represents the principal amount of all Notes, directly or indirectly, held by the applicable Consenting Holder at such time (subject to any increase since the end of the most recently ended calendar quarter due to payment in kind interest).

Section 4.4 Other Transaction Agreements. As of the date hereof, the Purchaser represents and warrants that it has not entered into any Contract with the Company or its Subsidiaries necessary for the closing relating to the Merger other than the agreements listed in its letter to the Consenting Holders dated as of the date hereof. The Purchaser agrees that it shall not enter into any amendment to the Merger Agreement that is materially adverse to the Consenting Holders without first receiving prior written consent of the Holder Representative, acting on the instructions of Consenting Holders holding at least 75% of the principal amount of the Notes; provided, that for the avoidance of doubt, the waiver of a closing condition in the Merger Agreement is not an amendment. For purposes of this Section 4.4, any increase in the per-share Merger Consideration or any amendment that would reasonably be expected to reduce the aggregate consideration to be received by the Consenting Holders in the transactions contemplated by this Agreement and the Merger Agreement shall be deemed to be materially adverse to the Consenting Holders.

Section 4.5 Estimated AMT Amount. Parent and the Holder Representative will cooperate in good faith and determine by October 31, 2012, an estimate of the AMT Amount (the “Estimated AMT Amount”).

Section 4.6 Transfer of Assets and Assignment of Liabilities. Each Consenting Holder agrees to use its reasonable best efforts to take or cause to be taken such actions as the Company, Parent or their respective Subsidiaries may reasonably request to effectuate the transfer of the WCS/AWS Assets, the Additional Spectrum Assets and Other Assets (and any corresponding Liabilities) pursuant to the terms of the Merger Agreement and this Agreement or to obtain the benefits of the transactions contemplated hereby and thereby. To the extent that, from time to time after the Effective Date, Parent shall identify Other Assets or Additional Spectrum Assets (or any Liabilities related thereto) that are in the possession of the Company or its Subsidiaries, or WCS/AWS Assets that are in the possession of SpinCo or its Affiliates, each Consenting Holder agrees to use its reasonable best efforts to take or cause to be taken such actions as the Parent may request to effectuate the assignment and transfer of the those Other Assets or Additional Spectrum Assets or Excluded Assets (and any Liabilities related thereto), as the case may be, to the appropriate party. In addition, from and after the Effective Date, to the extent that the Holder Representative identifies Other Assets or Additional Spectrum Assets (or any Liabilities related thereto) that are in the possession of the Company or its Subsidiaries, or WCS/AWS Assets that are in the possession of SpinCo or its Affiliates, the Purchaser agrees to use its reasonable best efforts to take or cause to be taken such actions as the Holder Representative may request to effectuate the assignment and transfer of the those Other Assets or Additional Spectrum Assets or Excluded Assets (and any Liabilities related thereto), as the case may be, to the appropriate party.

Section 4.7 Transaction Termination Payments.

(a) If any Termination Payment is required to be paid pursuant to the Merger Agreement, then in each case the Consenting Holders (on a several basis) shall be obligated to pay a termination fee in respect of the additional value generated in such transaction equal to the Value Increase (the “Transaction Termination Payment”). Each Consenting Holder shall be required to pay an amount equal to such Consenting Holder’s pro rata portion of the Transaction Termination Payment to an account previously specified by Parent to the Holder Representative within one (1) Business Day following the entry into or consummation of the Qualifying Transaction giving rise to such Termination Payment under the Merger Agreement (the “Alternative Transaction”).

(b) For purposes of Section 4.7(a), the “Value Increase” shall be calculated as an amount equal to the lesser of (i) $35,000,000 and (ii) the difference between (x) the fair market value of the aggregate proceeds received (or to be received) by the Consenting Holders in the Alternative Transaction, and (y) the fair market value of aggregate proceeds that would have been received by the Consenting Holders for their Notes hereunder and in connection with the transactions contemplated by the Merger Agreement if such transaction was consummated on the date of termination, after taking into account with respect to the Alternative Transaction the fair market value of any Notes retained in the Alternative Transaction and any proceeds received by any Holders of Notes from the Company or any of its Subsidiaries after the date hereof and prior to the consummation of the Alternative Transaction. The Purchaser and the Holder Representative shall work together in good faith to determine the Value Increase. If the Purchaser and the Holder Representative are unable to agree on the Value Increase within fifteen (15) days of the consummation of the Alternative Transaction, then the Purchaser shall promptly engage an independent certified public accounting firm of nationally recognized standing (which shall be reasonably acceptable to the Holder Representative) (the “Valuer”) to determine the Fair Market Value Difference. Each party may make a written submission to the Valuer in support of its position within five (5) days of the Valuer’s engagement and the parties shall each use their reasonable best efforts to cooperate with the Valuer in such valuation and shall provide the Valuer with information relating to such valuation, as the Valuer may reasonably request from time to time. The Valuer shall be instructed to make all determinations in accordance with this Agreement, shall consider only those items and amounts specified in this clause (b) and may rely only upon information submitted to it by Purchaser and the Holder Representative. The Valuer shall be instructed to use commercially reasonable efforts to deliver to Purchaser and the Consenting Holders a written report setting forth Fair Market Value Difference within thirty (30) days of its engagement. All such fees and expenses for the arbitration shall be borne equally by the Purchaser and the Holder Representative. All determinations made by the Valuer will be final, conclusive and binding on the parties and may be enforced by any court of competent jurisdiction in accordance with Section 12.9.

Section 4.8 Debt Documents.

(a) Each Consenting Holder hereby agrees to amend and restate, amend, supplement or enter into (in each case to the extent necessary or desirable) promptly following the date hereof (but in any event no later than ten (10) Business Days after the date hereof): (i) that certain Guaranty dated as of July 17, 2006, by certain subsidiaries of NextWave Wireless LLC in favor of and for the benefit of The Bank of New York Mellon, as First Lien Collateral Agent, (ii) those certain Senior Secured Notes of NextWave Wireless LLC due December 31, 2012, (iii) that certain Purchase Agreement dated as of July 17, 2006, by and among NextWave Wireless LLC, certain subsidiaries of NextWave Wireless LLC, and the purchasers named therein, (iv) that certain Pledge and Security Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, certain subsidiaries of NextWave Wireless LLC, and The Bank of New York Mellon, as First Lien Collateral Agent, (v) that certain Second Lien Guaranty dated as of October 9, 2008, by certain subsidiaries of NextWave Wireless LLC in favor of and for the benefit of The Bank of New York Mellon, as Second Lien Collateral Agent, (vi) those certain Senior-Subordinated Secured Second Lien Notes of NextWave Wireless LLC due January 31, 2013, (vii) that certain Second Lien Subordinated Note Purchase Agreement dated as of the date hereof, by and among NextWave Wireless LLC, NextWave Wireless Inc., the purchasers set forth therein, any guarantor from time to time party thereto, and The Bank of New York Mellon, as collateral agent, (viii) that certain Second Lien Pledge and Security Agreement, dated as of October 9, 2008, among NextWave Wireless LLC, NextWave Wireless Inc., certain subsidiaries of NextWave Wireless LLC, and The Bank of New York Mellon, as Second Lien Collateral Agent, (ix) that certain Third Lien Subordinated Exchange Note Exchange Agreement dated as of October 9, 2008, by and among NextWave Wireless Inc., NextWave Wireless LLC, the purchasers set forth therein, any guarantor from time to time party thereto, and The Bank of New York Mellon, as collateral agent, (x) that certain Third Lien Guaranty dated as of October 9, 2008, by NextWave Wireless LLC and certain other subsidiaries of NextWave Wireless Inc. in favor of and for the benefit of The Bank of New York Mellon, as Exchange Note Collateral Agent, (xi) that certain Third Lien Pledge and Security Agreement, dated as of October 9, 2008, among NextWave Wireless Inc., NextWave Wireless LLC and certain other subsidiaries of NextWave Wireless Inc., and The Bank of New York Mellon, as Exchange Note Collateral Agent, (xii) that certain Third Lien Subordinated Secured Convertible Notes of NextWave Wireless Inc. due February 28, 2013 issued on October 9, 2008, (xiii) that certain Intercreditor Agreement dated as of October 9, 2008, by and among NextWave Wireless LLC, NextWave Wireless Inc., certain subsidiaries of NextWave Wireless LLC, The Bank of New York Mellon, as First Lien Collateral Agent, The Bank of New York Mellon, as Second Lien Collateral Agent, and The Bank of New York Mellon, as Exchange Note Collateral Agent, (xiv) other security, pledge and control agreements and (xv) documents similar to the foregoing for the SpinCo Notes (the “Debt Documents”), each of the foregoing as amended, restated, extended, supplemented or otherwise modified from time to time prior to the date hereof. No Consenting Holder shall enter into the Debt Documents unless the Debt Documents contain terms consistent with Schedule II and other customary provisions for Debt Documents of their types taking into account the facts and circumstances of the transactions contemplated by this Agreement, the Merger Agreement, the Call Right Agreement and all agreements related thereto and the Debt Documents provide for (i) the allocation of Additional Spectrum Assets and Other Assets to the Excluded Entities solely for purposes of separating the Notes into two separate series of Notes, (ii) the granting of security interests in those assets to the Consenting Holders and (iii) amending and restating the terms of the Notes so that they are divided into two separate series of Notes, in each case, in a manner consistent with Section II of the Structuring Memorandum attached hereto as Schedule II. None of the Debt Documents shall be entered into by the Consenting Holders unless the Debt Documents are reasonably satisfactory to Purchaser; provided, that the terms of any Debt Document will be deemed not to be reasonably satisfactory to Purchaser if, among other things, such terms would be likely to (x) result in any Liability to Purchaser or its Subsidiaries (including the Company or its Subsidiaries) in any manner that would affect the transactions with Purchaser contemplated by the Merger Agreement, including by indirectly reducing the amount of funds in the Escrow Account, (y) prevent, materially impair or delay the ability of the

Company to consummate the Merger or (z) adversely affect in any respect the Transferred Spectrum Assets. The Consenting Holders shall not amend, modify or waive compliance with any provision of the Debt Documents without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Consenting Holders shall concurrently deliver to Purchaser drafts of any Debt Document exchanged or circulated among the Company (or any of its representatives) and any Consenting Holder (or any of its representatives, including the Holder Representative). The Consenting Holders shall provide Purchaser with a reasonable opportunity to comment on drafts of the Debt Documents exchanged or circulated in accordance with the preceding sentence and shall consider in good faith any comments submitted by Purchaser for incorporation into the Debt Documents.

Section 4.9 Call and Redemption. Upon notification by the Purchaser that the Merger is to occur and that all conditions in Sections 6.1 and 6.2 (other than Section 6.1(c)) of the Merger Agreement have been satisfied or waived, other than those conditions which by their nature can only be satisfied at Closing, immediately prior to the consummation of the Merger, the SpinCo Call Right (as defined in Schedule II) shall be exercised and the SpinCo Notes shall be redeemed in full in connection with the exercise of the Spinco Call Right for all of the equity interests in SpinCo, as contemplated in the Call Right Agreement.

ARTICLE V

TRANSFER OF NOTES OR INTERESTS IN NOTES

Section 5.1 Transfer of Notes or Interests in Notes. Each Consenting Holder agrees it shall not, directly or indirectly, sell, pledge, hypothecate or otherwise transfer or dispose of or grant, issue or sell any option, right to acquire, participation or other interest (including the granting or suffering to exist any lien, security interest, hypothecation, hypothec or other charge or encumbrance) (each, a “Transfer”) in any of such Consenting Holder’s Notes; provided, however, that a Consenting Holder (the “Transferor”) may transfer all or any portion of its Notes to (a) any person who is already a party to this Agreement, (b) any person set forth on Schedule III hereto, or (c) any other person consented to by the Purchaser, such consent not to be unreasonably withheld or delayed (it being understood (without limitation) that the Purchaser may reasonably withhold its consent to a Transfer to any person who is a competitor, who is an actively participating investor in a competitor, or whose investment in the Notes is funded directly or indirectly by a competitor, in each case to the extent such competitor is a competitor of the Purchaser in any material business in which the Purchaser is currently engaged); provided, further, that (i) in the cause of the foregoing clause (c), (x) the Transferor shall have given the Purchaser written notice of the proposed Transfer, including the name of the transferee and any other relevant information, at least five (5) Business Days prior to the Transfer, (y) the Purchaser shall have notified the Transferor in writing of its determination prior to the sixth (6th) Business Day after such notice (it being understood that the Purchaser shall be deemed to have consented to such proposed Transfer if Purchaser does not notify the Transferor of its determination within such period), and (z) that the transferee shall have executed joinder agreements in substantially the form attached as Exhibit C hereto and in the form attached as Exhibit A to that certain Call Right Agreement, dated as of the date hereof, among the Purchaser, Holder Representative, and the Consenting Holders (the “Call Right Agreement”), or, in either case, in a form otherwise acceptable to the Purchaser, and (ii) if the Transferor is transferring all of its Notes, then it shall have granted a release of the Purchaser, effective as of the Closing, in a form reasonably acceptable to the Purchaser and substantially similar to the release to be provided pursuant to Section 9.1. Any Transfer in violation of the foregoing shall be null and void ab initio.

ARTICLE VI

INDEMNITY

Section 6.1 Limited Indemnification by the Consenting Holders.

(a) Subject to the terms hereof, from and after the Closing of the Merger, the Consenting Holders shall severally but not jointly (the “Indemnifying Parties”) indemnify and hold harmless the Purchaser and its Subsidiaries (including, without limitation, the Surviving Corporation) and their Affiliates and their current or future directors, partners, managers, officers, agents, employees and representatives (collectively, the “Indemnified Parties”) using proceeds from the Escrow Account from, against and in respect of the amount of any liabilities, claims, Actions, Taxes or orders (including reasonable costs of investigations and attorneys, accountants and other professional fees) (collectively, the “Losses”, and individually a “Loss”) incurred or suffered by the Indemnified Parties, whether in respect of Third Party Claims, or claims between the parties to the Merger Agreement, any person, arising out of or relating to the following:

(i) the breach or failure to be true and correct of any representation or warranty of the Company contained in the Merger Agreement or any certificate delivered pursuant to the Merger Agreement; provided, however, that in the case of any such representation or warranty that is limited by materiality, material adverse effect, knowledge (with respect to Section 3.11(c) of the Merger Agreement only), or any similar term or limitation, the occurrence of a breach of such representation or warranty and the amount of Losses shall be determined as if such materiality, material adverse effect, knowledge or any similar term or limitation were not included therein;

(ii) the pre-Closing breach or violation of any covenant or agreement of the Company contained in the Merger Agreement;

(iii) any cash payments made to any former stockholder of the Company as a result of any demand or Action for appraisal made by such stockholder pursuant to Section 262 of the Delaware Law in excess of the consideration to which such stockholder would have been entitled for its shares of Company Common Stock had it received the Merger Consideration payable pursuant to Section 2.1(a) of the Merger Agreement rather than demanding or exercising such appraisal rights (and including, for the avoidance of doubt, the fees and expenses of any experts retained in connection with any such Action);

(iv) any demand, request or other claim for indemnification or indemnification-related expense advancement or reimbursement made by any current or former director, officer, employee or agent, pursuant to the organizational documents of the Company or otherwise, in each case, as in effect as of the Effective Time, regardless of whether the facts giving rise to such demand, request or other claim occurred prior to, at or after the Effective Time and regardless of whether the payment of such amount at such time would have been allowable or is allowable under applicable Law;

(v) (A) any demand, Action or claim made or asserted by any stockholder of the Company or former stockholder of the Company with respect to the determination by the Company to enter into the Merger Agreement or the allocation of the Merger Consideration or the Closing Date Total Consideration among the recipients thereof or any sale, transfer or other disposition of Company assets on or prior to the Closing Date as may be permitted by the terms of the Merger Agreement and (B) any cash payments made to any such former stockholder as a result of any such demand or Action (or settlement thereof);

(vi) any of the matters listed on Schedule 3.6(c) — Items 1, 3-6, 8 and 10-13, Schedule 3.10 — Item 8 and Schedule 3.21(a)(ii) – Items 1-4 and 51, in each case, of the Company Disclosure Schedule attached to the Merger Agreement, any matter ancillary or related thereto or arising out of any facts and circumstances underlying or related to the foregoing;

(vii) any Tax liability of the Company or its Subsidiaries related to the transfer of the Other Assets or the Additional Spectrum Assets to any party (it being agreed that in respect of any Loss under this clause (vii), on the date such Loss is payable each Consenting Holder shall, at the Indemnified Party’s option, deposit in the Escrow Account an amount equal to such Consenting Holder’s pro rata share of such Loss or pay such amount directly to the Indemnified Party); provided that (1) any use of credits or losses of the Company and its Subsidiaries in connection with such transfer shall not be considered to give rise to a tax liability or Loss, (2) any such available credits or losses shall first be applied to any income or gain arising in connection with such transfer and (3) Losses shall not include the AMT Amount in respect of Alternative Minimum Tax;

(viii) any amounts payable to the Rights Agent under the CPR Agreement pursuant to Sections 3.2(f) and 3.2(g) thereof;

(ix) any amounts payable to the Escrow Agent pursuant to Sections 7 and 8 of the Escrow Agreement; and

(x) any Liability attributable to the Excluded Entities other than those Liabilities exclusively related to the WCS/AWS Assets (it being agreed that in respect of any Loss under this clause (x), on the date such Loss is payable each Consenting Holder shall, at the Indemnified Party’s option, deposit in the Escrow Account an amount equal to such Consenting Holder’s pro rata share of such Loss or pay such amount directly to the Indemnified Party).

(b) From and after the Closing, the right of any Indemnified Party to indemnification under this Article VI shall be the sole and exclusive remedy of such Indemnified Party with respect to the matters indemnified hereunder (other than with respect to any Losses arising out of or relating to any demand, Action or claim with respect to SpinCo or any of its subsidiaries, in which case the Indemnified Parties may seek recovery against SpinCo and its subsidiaries).

(c) In calculating the amount of the Losses to any Indemnified Party under this Article VI, the amount of Losses will be net of (i) any amounts actually recovered by the Indemnified Party from any third party (including, without limitation, insurance proceeds or amounts recovered under a contractual right of set-off or indemnity) as a result of such Losses and (ii) any tax benefits that are actually realized by the Indemnified Party as a result of the incurrence of Losses from which indemnification is sought (such amounts referred to in clauses (i) or (ii), a “Reimbursement”), and the Purchaser shall not be indemnified for any Losses for which adequate reserves exist on the books and records of the Company at Closing. If any Reimbursement is obtained subsequent to payment to an Indemnified Party in respect of any Losses, then such Reimbursement shall be promptly paid to the Escrow Account. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification under this Article VI.

(d) Notwithstanding any provision herein to the contrary, with respect to any Losses indemnified pursuant to this Article VI, the maximum aggregate liability of the Consenting Holders for Losses under this Article VI, and the sole source of recovery against the Consenting Holders therefor, shall be limited solely to the extent of the Escrow Account (other than with respect to any Losses arising out of or relating to any demand, Action or claim with respect to SpinCo or any of its subsidiaries, in which case the Indemnified Parties may seek recovery against SpinCo and its subsidiaries).

(e) Notwithstanding any provision herein to the contrary, in no event shall the term “Losses” cover or include any Taxes resulting from any action(s) taken or election(s) made by Parent or any of its Subsidiaries (including the Company following the Closing) on the Closing Date (after the Closing has occurred) or following the Closing.

Section 6.2 Third Party Claims.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights of the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Claim Notice Period”) to notify the Indemnified

Party that it desires to defend the Indemnified Party against such Third Party Claim; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge its obligation to indemnify the Indemnified Party with respect to such Third Party Claim; provided, further, that the Indemnified Party may not assume such defense if it is reasonably likely that the amount to be paid will, together with other claims, exceed the remaining amount in the Escrow Account.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Claim Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense; provided that, with respect to any claim for taxes, such claim is separable from any consolidated or combined return of which the Purchaser is a member. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in Section 8.2(a). The Indemnifying Party shall not, without the prior written consent of the other Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Party not controlling the defense or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Party not controlling the defense or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Party not controlling the defense or any of its Affiliates.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim after assuming the defense of a Third Party Claim, or (iii) fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses. The Party controlling any such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 6.3 No Contribution. No Indemnifying Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Company or Company Subsidiaries in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with its indemnification obligations under this Article VI.

Section 6.4 Consequential/Punitive Damages. Notwithstanding anything else contained in this Agreement, in no event shall any Indemnifying Party be liable with respect to, nor shall the term “Losses” cover or include, any consequential, punitive, speculative, treble, remote or special damages unless paid in respect of any Third Party Claim.

ARTICLE VII

ESCROW

Section 7.1 Deposit and Administration of Escrow Account.

(a) The Escrow Account shall be funded with: (i) $25,000,000 pursuant to Section 2.3(c) of the Merger Agreement; (ii) $25,000,000 as described in Section 2.4 hereof; (iii) any amount required to be deposited by the Purchaser pursuant to the second sentence of Section 2.3(f) hereof; (iv) any amount required to be deposited by the Consenting Holders pursuant to clause (ii) of the third sentence of Section 2.3(f) hereof; (v) any amount required to be deposited by the Purchaser pursuant to the second sentence of Section 2.3(g) hereof; (vi) any amount required to be deposited by the Consenting Holders pursuant to clause (ii) of the third sentence of Section 2.3(g) hereof; (vii) any amount required to be deposited by the Consenting Holders pursuant to the parenthetical in Section 6.1(a)(vii) hereof; (viii) any amount required to be deposited by the Consenting Holders pursuant to the parenthetical in Section 6.1(a)(x) hereof; and (ix) such other amounts as may be provided in the Escrow Agreement. Notwithstanding anything set forth herein to the contrary, in the absence of fraud, the maximum liability of any Consenting Holder under Sections 2.3(f) and 2.3(g) and Article VI of this Agreement to Purchaser and the Indemnified Parties as of any date shall not exceed the sum of (x) the portion of the Closing Date Cash Payment paid in respect of such Consenting Holder’s Notes and (y) any portion of the Escrow Fund (as defined in the Escrow Agreement) released prior to such date to such Consenting Holder or in respect of all or a portion of such Consenting Holder’s Notes. The parties understand and agree that the foregoing shall not in any way limit the liability that SpinCo or any of its Subsidiaries may have to Purchaser or any Indemnified Party.

(b) In accordance with the terms set forth herein and in the Escrow Agreement, the Escrow Agent shall accept into the Escrow Account the amounts described in Section 7.1(a), and shall administer such amounts as provided in the Escrow Agreement until the termination or expiration thereof.

(c) If an Indemnified Party believes in good faith that it is entitled to indemnification for Losses under Article VI (in any such case, an “Indemnity Claim”), then Purchaser or such other Indemnified Party shall provide written notice (an “Escrow Claim Notice”) to the Holder Representative and the Escrow Agent of the dollar amount of such Indemnity Claim (the “Escrow Claim Amount”) describing in reasonable detail the basis upon which Purchaser or such other Indemnified Party asserts that such Indemnity Claim is required to be satisfied through a release and distribution of a portion of the Escrowed Cash (the “Escrow Claim Basis”). The date on which a Claim Notice has been received by the Escrow Agent is referred to as the “Escrow Claim Notice Date”. The Escrow Claim Notice shall be treated as set forth in the Escrow Agreement.

(d) The Parties will work in good faith to negotiate and execute an escrow agreement substantially in the form of the Escrow Agreement promptly after the date hereof.

Section 7.2 Escrow Release. The Escrow Agent shall release funds from the Escrow Account as provided in, and only as provided in, the Escrow Agreement.

ARTICLE VIII

TERMINATION AND SURVIVAL

Section 8.1 Termination or Abandonment. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Purchaser and each Consenting Holder;

(b) by the Purchaser, upon the filing by the Company or any of its Subsidiaries to commence any proceeding under the Bankruptcy Code or any other international, federal or state bankruptcy, insolvency or debtor relief law in which the Company or any of its Subsidiaries, as the case may be, is a debtor or otherwise the subject; provided that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(b) unless it shall also have terminated the First Lien Holders NPA and the Second Lien Holders NPA;

(c) by the Purchaser or the Holder Representative, if the Merger Agreement is terminated; or

(d) by the Purchaser or the Holder Representative if the Effective Time (as defined in the Merger Agreement) shall not have occurred on or before February 1, 2014.

In the event of termination of this Agreement prior to the Effective Time, this Agreement shall terminate (except Section 4.7 (Transaction Termination Payments), this Section 8.1 and Article IX (Miscellaneous), each of which shall survive such termination); provided, however, that the foregoing termination shall not relieve any Party from any liability to the other Parties to this Agreement resulting from any breach of its obligations, covenants, agreements, and representations or warranties under this Agreement prior to the termination of this Agreement; provided further that in the event of termination of this Agreement on or after the commencement of a bankruptcy or similar proceeding by the Company, the covenants of each Consenting Holder set forth in Section 4.1(g) and (h) shall survive until the earliest of (i) the forty-sixth day after the commencement of such bankruptcy or similar proceeding if the Call Right (as defined in the Call Right Agreement) is not exercised prior to such date, (ii) the date that this Agreement is terminated by the Purchaser (without giving effect to a termination by the Holder Representative), and (iii) February 1, 2014.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Release of Claims. As of Closing, each Consenting Holder, for and on behalf of itself and for and on behalf of its Affiliates, hereby voluntarily and knowingly acquits, discharges and fully and forever releases the Purchaser, the Company (including the Surviving Corporation) and their Affiliates, together with each of their respective employees, directors, officers, attorneys, bankers, auditors, agents and representatives from any and all Liabilities to any of them that exist as of the date hereof or that arise in the future from events or occurrences taken place prior to or as of Closing, but excluding any Liabilities arising out of or relating to the obligations of the Purchaser under any of the provisions of this Agreement, the Escrow Agreement or the Merger Agreement.

Section 9.2 Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity.

Section 9.3 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors), with respect to the subject matter hereof. This Agreement is intended for the benefit of the Parties hereto and no other person shall have any rights hereunder, except that the Parties intend that the Company shall be a third-party beneficiary of Section 9.16 only, entitled to enforce the terms thereof.

Section 9.4 Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written agreement signed by the Purchaser and the Holder Representative acting on the instructions of Third Lien Holders holding at least 75% of the principal amount of the Third Lien Notes.

Section 9.5 Assignment; Binding Effect. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.

Section 9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.7 Further Assurance. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

Section 9.8 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10 Submission to Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in the State, County and City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, proceeding or transactions shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof; provided that it is understood and agreed that the determination of whether the Merger Agreement has been consummated in accordance with its terms shall be governed by, and in all respects interpretations of the Merger Agreement shall be construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.11 Counterparts Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.14 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Purchaser:

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Facsimile: (214) 746-2103

Attention:  Wayne Watts

                  Senior Executive Vice President and General Counsel

and a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile: (310) 712-8890

Attention:  Eric M. Krautheimer

                  Andrew G. Dietderich

To Holder Representative:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile: (612) 217-5651

Attention:  Nicholas Tally

                  Alecia Anderson

or to such other Person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.15 No Further Obligations to Consenting Holders. Upon the consummation of the Purchase and Sale at the Closing, (a) all obligations of the Company in respect of the Notes then outstanding shall be owed to Purchaser, (b) the Company shall have no further obligation whatsoever in respect of the Notes owing to the Consenting Holders and (c) the Consenting Holders acknowledge that such obligations, solely with respect to the Consenting Holders, shall have been paid in full.

Section 9.16 Letter Agreement between Holder Representative and Stockholders Representative. Prior to the Closing, the Holder Representative shall enter into a letter agreement, substantially in the form of Exhibit D hereto, with the Stockholders Representative appointed by the Company pursuant to the terms of the Merger Agreement.

Section 9.17 Holder Representative. Notwithstanding anything contained herein to the contrary, in no event shall the Holder Representative be required to perform any obligation under this Agreement absent the prior written directions of the Consenting Holders.

Section 9.18 Side Letter between Purchaser and SpinCo. Purchaser commits to enter into a side letter, substantially in the form of Exhibit E hereto, granting SpinCo the right to prepare Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date, which Tax Returns are filed after the Closing Date; provided, that the preparation of such returns shall be subject to the provisions set forth in the side letter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

AT&T Inc.

By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: SVP-Corporate Department

CONSENTING HOLDERS

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.
By:	Avenue Global Opportunities Fund GenPar, LLC, its general partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE INTERNATIONAL MASTER, L.P.
By:	Avenue International Master Fund GenPar, Ltd.,
its general partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Director

AVENUE INVESTMENTS, L.P.
By:	Avenue Partners, LLC, its general partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.
By:	Avenue Capital Partners IV, LLC, its general partner

By:	GL Partners IV, LLC, its managing member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

CONSENTING HOLDERS (cont.)

SOLA LTD

By:	Solus Alternative Asset Management LP
Its:	Investment Adviser

By:	/s/ Christopher Pucillo
Name: Christopher Pucillo
Title: CEO

SOLUS CORE OPPORTUNITIES MASTER FUND LTD

By: Solus Alternative Asset Management LP
Its: Investment Adviser

By:	/s/ Christopher Pucillo
Name: Christopher Pucillo
Title: CEO

CONSENTING HOLDERS (cont.)

KEVIN FINN & MADELINE MARIN FINN LIVING TRUST

By:	/s/ Kevin Finn
Name: Kevin Finn
Title: Trustee

CONSENTING HOLDERS (cont.)

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.

By: Alden Global Capital Limited, its investment adviser,
By: Alden Global Capital LLC, its sub-adviser

By:	/s/ Jason Pecora
Name: Jason Pecora
Title: Managing Director

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.

By: Alden Global Capital Limited, its investment adviser,
By: Alden Global Capital LLC, its sub-adviser

By:	/s/ Jason Pecora
Name: Jason Pecora
Title: Managing Director

CONSENTING HOLDERS (cont.)

/s/ Douglas Manchester
Douglas F. Manchester

CONSENTING HOLDERS (cont.)

NAVATION INC.

By:	/s/ Allen Salmasi
Name: Allen Salmasi
Title: Chief Executive Officer

CONSENTING HOLDERS (cont.)

POLGYON RECOVERY FUND L.P.
By: Polygon Global Partners LP, its investment manager

By:	/s/ Reade Griffith
Name: Reade Griffith
Title: Principal

HOLDER REPRESENTATIVE

Wilmington Trust, National Association, as Holder Representative

By:	/s/ Renee Kuhl
Name: Renee Kuhl
Title: Vice President

Exhibit A

MERGER AGREEMENT

[See Exhibit 2.1 to this Current Report on Form 8-K]

Exhibit B

ESCROW AGREEMENT

[See Exhibit 2.1 to this Current Report on Form 8-K]

Exhibit C

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20         , is delivered pursuant to Section 5.1 of the Note Purchase Agreement, dated as of August 1, 2012, by Purchaser, the Consenting Holders listed on Schedule I thereto (each a “Consenting Holder”), and [•], as Holder Representative, (the “Note Purchase Agreement”). Capitalized terms used herein without definition are used as defined in the Note Purchase Agreement.

The undersigned confirms that it has received and reviewed a copy of the Note Purchase Agreement, the Call Right Agreement, the Escrow Agreement, and the Merger Agreement, and such other documents and information as it has deemed appropriate to make its decision to enter into this Joinder Agreement.

The undersigned has acquired all of the Notes set forth opposite its name in Annex I, free and clear of all encumbrances except for the pledge of such Notes to the Purchaser pursuant to the Call Right Agreement, by way of entering into a purchase agreement, dated as of the date hereof, with             .

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 5.1 of the Note Purchase Agreement, hereby becomes a party to the Note Purchase Agreement as a Consenting Holder thereunder with the same force and effect as if originally named as a Consenting Holder on Schedule I thereto and, without limiting the generality of the foregoing, hereby (i) agrees to sell Notes to the Purchaser at the price and on the terms specified in the Note Purchase Agreement, (ii) agrees to comply with all other covenants and agreements contained therein, and (iii) expressly assumes all obligations and liabilities of a Consenting Holder thereunder. The undersigned hereby agrees to be bound as a Consenting Holder for the purposes of the Note Purchase Agreement.

The Note Purchase Agreement shall be automatically amended without action by any Person to reflect the information set forth in Annex I.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article III of the Note Purchase Agreement applicable to it is true and correct with respect to it on and as of the date hereof, as if made on and as of such date. In addition, the undersigned hereby represents and warrants that (i) it has requisite corporate and legal authority to enter into this Joinder Agreement, (ii) it is not a competitor of (or an active investor in a competitor of) the Purchaser and (iii) its investment in the Notes is not funded, directly or indirectly, by a competitor of the Purchaser.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NEW CONSENTING HOLDER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

as of the date first above written:

[HOLDER REPRESENTATIVE]

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

Annex I

New Consenting Holder	Transferor	Principal Amount of Notes	% of Principal Amount of all Notes

Exhibit D

Form of Side Letter with Stockholders Representative

[Stockholders Representative]

[                    ]

[                    ]

[                    ]

August [    ], 2012

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Dear Sir/Madame:

Reference is made to (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2012, by and among AT&T Inc. (“Parent”), Rodeo Acquisition Sub, Inc. and NextWave Wireless Inc. (the “Company”), and (ii) that certain Note Purchase Agreement, dated as of August 1, 2012 (the “Third Lien NPA”), by and among the holders of the Company’s 16% Third Lien Subordinated Secured Convertible Notes due February 28, 2013, Parent and Wilmington Trust, National Association, as representative of the Consenting Holders (the “Holder Representative”). Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Third Lien NPA.

In connection with the Holder Representative’s rights and obligations under Sections 2.3(d) and (e) and Article VI of the Third Lien NPA and the Escrow Agreement, the Holder Representative and the Stockholders Representative hereby agree as follows:

1. The Holder Representative shall deliver to the Stockholders Representative, promptly following its receipt thereof, a copy of the Actual Adjustment Notice. The Holder Representative shall, in connection with all matters relating to the submission or other determination regarding a Dispute Notice and the resolution with Parent of any of the matters set forth therein or any other matter contemplated by Sections 2.3(d) and (e) of the Third Lien NPA, consult with the Stockholders Representative, take such actions as reasonably requested by the Stockholders Representative and obtain the Stockholders Representative’s input and approval with respect to any course of action (such approval not to be unreasonably withheld, conditioned or delayed). The Holder Representative shall (i) keep the Stockholders Representative informed as to the status of any Dispute Notice, and (ii) promptly deliver to the Stockholders Representative copies of any written communication (and summaries of all material oral communications) to or from the Purchaser or any representatives of the Holder Representative, as well as such other information reasonably requested by the Stockholders Representative, relating to the matters covered by Sections 2.3(d) and (e) of the Third Lien NPA.

2. The Holder Representative shall deliver to the Stockholders Representative, promptly following its receipt thereof, copies of all information it receives relating to (i) any claim or demand for which an Indemnifying Party may have an indemnification obligation under the Third Lien NPA or (ii) any event or occurrence for which there may be a Parent Loss (as defined in the CPR Agreement) (each of (i) and (ii), an “Indemnification Claim”). The Holder Representative shall, with respect to each Indemnification Claim, exercising its rights under Article VI of the Third Lien NPA and Section 4(c) of the Escrow Agreement (either on behalf of itself or the Consenting Holders) and otherwise taking any action, or failing to take any action, in respect of an Indemnification Claim, to the extent any such action or inaction would reasonably be expected to impact the determination of a Loss (as defined in the Escrow Agreement), consult with the Stockholders Representative, take such actions as reasonably requested by the Stockholders Representative and obtain the Stockholders Representative’s input and approval with respect to any course of action (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Holder Representative’s obligations hereunder shall continue until the termination of the Escrow Agreement, regardless of the amount of the Escrow Fund (as defined in the Escrow Agreement) or the amount of funds released therefrom to the Consenting Holders. The Holder Representative shall (a) keep the Stockholders Representative informed as to the status of each Indemnification Claim, and (b) promptly deliver to the Stockholders Representative copies of any written communications (and summaries of all material oral communications) regarding such Indemnification Claim, as well as such other information reasonably requested by the Stockholders Representative, with respect thereto.

Each of the parties hereto will cooperate with the other, and execute and deliver to the other party hereto, such other instruments and documents as may be reasonably requested from time to time by the other party hereto and as may be necessary to carry out and evidence the transactions contemplated by this letter agreement.

All notices, requests, demands, and other communications under this letter agreement shall be given in the manner and to the parties at the address or facsimile number provided in the Escrow Agreement.

THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

This letter agreement may only be modified or revoked in a further agreement signed by each of the parties hereto, which further agreement expressly references this letter agreement and modifies the terms of or revokes this letter agreement. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any such counterpart signature page may be attached to the body of a copy of this letter agreement to form a complete, integrated whole. Delivery of an executed signature page by facsimile transmission or PDF file shall be effective as delivery of a manually signed counterpart of this letter agreement.

Sincerely,

[STOCKHOLDERS REPRESENTATIVE]

Name:
Title:

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

HOLDER REPRESENTATIVE

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit E

Form of Side Letter between Purchaser and Spinco

[Spinco]

[Date]

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Dear Sir/Madame:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2012, by and among AT&T Inc. (“Parent”), Rodeo Acquisition Sub, Inc. and NextWave Wireless Inc. (the “Company”). Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement.

Wilmington Trust Company, not in its individual capacity but solely as Spinco, and Parent hereby agree as follows:

1.	At Spinco’s expense, Spinco may elect to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date (the “Pre-Closing Tax Period” and any tax return in respect of a Pre-Closing Tax Period, a “Pre-Closing Tax Return”). If required by applicable law, Parent will, and will cause the Company and its Subsidiaries to, join in the execution of any Pre-Closing Tax Returns. Spinco shall deliver all Pre-Closing Tax Returns to Parent for review no later than sixty [60] days prior to filing, shall make any revisions reasonably requested by Parent, and shall not file or cause to be filed any Pre-Closing Tax Returns without Parent’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

2.	If Spinco elects not to prepare the Pre-Closing Tax Returns, then Spinco shall notify Parent of such election in writing no later than seventy-five [75] days prior to the date on which the Pre-Closing Tax Returns are due, without extension, and Parent shall prepare the Pre-Closing Tax Returns. At Spinco’s expense, Parent shall deliver Pre-Closing Tax Returns to Spinco for review to the extent the Tax liabilities with respect to a Pre-Closing Tax Return could affect (i) the amount received by the holders of the Convertible Notes under the Note Purchase Agreement for the Convertible Notes or (ii) the amount received by the holders of the Contingent Payment Rights, no later than sixty [60] days prior to filing, and shall consider in good faith any revisions reasonably requested by Spinco.

3.	After the Closing Date, the parties hereto shall cooperate in good faith in connection with the preparation and filing of Pre-Closing Tax Returns.

4.	Without Spinco’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed), Parent shall not, and shall not permit any of its Affiliates to, do any of the following: (i) file any amended Pre-Closing Tax Return of the Company and its Subsidiaries, (ii) agree to extend any statute of limitations with respect to any Pre-Closing Tax Return of the Company and its Subsidiaries, or (iii) make any election or take any other similar administrative action or enter into any agreements or settlements with any Governmental Entity that, in each case, could affect Tax liabilities of the Company and its Subsidiaries for any Pre-Closing Tax Period. For the avoidance of doubt, this paragraph shall not apply to any Tax Return filed by a group of which Parent is a member.

Each of the parties hereto will cooperate with the other, and execute and deliver to the other party hereto, such other instruments and documents as may be reasonably requested from time to time by another party hereto and as may be necessary to carry out and evidence the transactions contemplated by this letter agreement.

All notices, requests, demands, and other communications under this letter agreement shall be given in the manner and to the parties at the address or facsimile number provided in the Escrow Agreement.

THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

This letter agreement may only be modified or revoked in a further agreement signed by each of the parties hereto, which further agreement expressly references this letter agreement and modifies the terms of or revokes this letter agreement. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any such counterpart signature page may be attached to the body of a copy of this letter agreement to form a complete, integrated whole. Delivery of an executed signature page by facsimile transmission or PDF file shall be effective as delivery of a manually signed counterpart of this letter agreement.

Sincerely, SPINCO

By:
Name:
Title:

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

AT&T INC.

By:
Name: Title:

SCHEDULE I

CONSENTING HOLDER AMOUNTS

Avenue International Master, L.P.	$102,550,774.41
Avenue Investments, L.P.	$46,908,368.34
Avenue Special Situations Fund IV, L.P.	$28,880,607.51
Avenue – CDP Global Opportunities Fund, L.P.	$32,068,289.31
Solus Core Opportunities Master Fund Ltd.	$9,076,702.16
Sola Ltd.	$117,613,634.63
Alden Global Distressed Opportunities Master Fund, L.P.	$84,163,216.39
Alden Global Value Recovery Master Fund, L.P.	$58,468,738.35
Kevin Finn & Madeline Marin Finn Living Trust	$4,208,160.79
Navation Inc.	$105,204,019.79
Douglas F. Manchester	$105,204,019.79
Polygon Recovery Fund L.P.	$52,602,009.89

SCHEDULE II

STRUCTURE MEMORANDUM

[See Exhibit 10.1 to this Current Report on Form 8-K]

SCHEDULE III

CERTAIN AFFILIATES

Solus Core Opportunities LP

Solus Investment Co LLC

Solus Investment Co II LLC

Solus Recovery Fund LP

Solus Recovery Fund Offshore Master LP

Ultra Master Ltd